Exhibit 99.1

Dear Shareholders,

We’re pleased to announce our first quarter 2019 results. We delivered another exceptional quarter of growth in both units and revenue while simultaneously setting records for GPU and EBITDA margin. In addition, we had our highest ever sequential reduction in EBITDA dollar losses. Our continued investments in further improving our customers’ experiences and driving our business’s scalability are manifesting in sustained hyper growth, strong execution, and operating leverage and have us positioned for a very exciting 2019.

These results reinforce our confidence in achieving our long term goals of selling 2M+ cars per year and of becoming the most profitable automotive retailer. We are extremely proud of the business we have built over the last 6 years, and are even more excited by the opportunity we see in front of us.

Our market is enormous, we have a highly differentiated offering that our customers love, and we are executing.

Summary of Q1 2019 Results

Complete financial tables appear at the end of this letter. We will refer to items as “including Gift” that include the impact of the compensation expense related to the 100k Milestone Gift to employees, in accordance with GAAP. We will also refer to several measures presented “ex-Gift,” which exclude the impact of the 100k Milestone Gift to employees and are non-GAAP metrics with reconciliations available at the end of this letter. For additional information please refer to the details provided in our Q3 2018 shareholder letter.

Q1 2019: We grew units and revenue by 99% and 110% respectively in Q1 YoY, marking our 21st consecutive quarter of triple-digit revenue growth. Unless otherwise noted, all financial comparisons stated below are versus Q1 2018.

Q1 2019 GAAP Results
•Retail units sold totaled 36,766, an increase of 99%
•Revenue totaled $755.2 million, an increase of 110%
•Total gross profit, including Gift, was $88.5 million, an increase of 159%
•Net loss, including Gift, was $82.6 million, an increase of 57%
•Basic and diluted net loss, including Gift, per Class A share was $0.69 based on 41.4 million shares of Class A common stock outstanding

Q1 2019 Ex-Gift Results, non-GAAP
•Total gross profit per unit ex-Gift was $2,429, an increase of $575
•EBITDA margin ex-Gift was (7.4%), an improvement from (12.4%)
•Adjusted net loss per Class A share, was $0.53, based on 150.3 million adjusted shares of Class A common stock outstanding, assuming the exchange of all outstanding LLC Units for shares of Class A common stock

Q1 2019 Other Results
•Opened 24 new markets and a vending machine in Pittsburgh, bringing our end-of-quarter totals to 109 and 16, respectively
•Completed our first auto loan securitization, marking a major step forward in monetizing our finance platform. See investors.carvana.com/resources/investor-materials for a more detailed 101 on the transaction and our strategy going forward
•Completed the sale and leaseback of our Indianapolis inspection and reconditioning center (IRC), continuing the efficient financing of our balance sheet
•Began production at our 6th IRC outside of Cleveland, Ohio

Recent Events

We would also like to highlight several recent notable accomplishments:
•Thus far in Q2 we opened 15 markets and a vending machine in Chicago bringing our totals as of May 8, 2019, to 124 and 17 respectively
•We elected a new member to our Board—Neha Parikh, President of Hotwire—who brings a wealth of expertise in online customer experience and customer acquisition
•Began production at our 7th IRC outside of Nashville, Tennessee

2019 Outlook

Following solid execution in the first quarter, we are increasing our guidance for units and revenue and reiterating guidance for GPU and EBITDA margin. After a strong start to market launches, we are raising the low end of our market openings range for the year.

Our FY 2019 guidance is as follows. All financial comparisons stated below are versus FY 2018, unless otherwise noted.
•Retail unit sales of 165,000 – 170,000, an increase of 75% – 81%
•Revenue of $3.5 billion – $3.6 billion, an increase of 79% – 84%
•Total gross profit per unit ex-Gift of $2,450 – $2,650, an increase from $2,133
•EBITDA margin ex-Gift of (5.5%) – (3.5%), an improvement from (9.9%)
•55-60 market openings, an increase from 41 market openings in 2018, bringing our end-of-year total to 140-145 markets and our total U.S. population coverage to at least 65%

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter. Guidance for GPU ex-Gift excludes compensation expense from the 100k Milestone Gift that is capitalized to inventory and ultimately reflected in cost of sales. We have not reconciled GPU ex-Gift guidance to GAAP gross profit as a result of the uncertainty regarding, and the potential variability of, the stock price of our class A common shares, which will directly impact the amount of expense ultimately incurred as a result of the 100k Milestone Gift granted during FY 2019. Guidance for EBITDA margin ex-Gift excludes depreciation and amortization expense, interest expense, and expenses related to the 100k Milestone Gift. We have not reconciled EBITDA margin ex-Gift guidance to GAAP net loss as a result of the uncertainty regarding, and the potential variability of, interest expense and expenses related to the 100k Milestone Gift. Accordingly, reconciliations of the non-GAAP financial measure guidance above to the corresponding GAAP measures are not available without unreasonable effort. Depreciation and amortization expense, which is a component of the reconciliation between EBITDA margin and GAAP net loss, is expected to be between 1.0% and 1.4% of total revenues for FY 2019.

Expansion

We launched 24 new markets in the first quarter to reach a total of 109 as of March 31, 2019. This increases the total percentage of the U.S. population our markets collectively serve to 62.3%, up from 58.6% at the end of FY 2018. We also opened our 16th vending machine in Pittsburgh in Q1, and 17th in Chicago in April. We now target opening 55-60 markets this year covering at least 65% of the population by year end.

Carvana's New Car Vending Machine in Pittsburgh, Pennsylvania

After launching Indianapolis late last year and ramping production at two additional IRCs, we are now producing inventory at seven IRCs. We also remain on track to begin construction of our 8th IRC this year.

Our IRC build-out will continue to ramp both by expanding existing facilities (adding shifts and lines) and adding new facilities. These additional locations will benefit our customers by moving inventory closer to them on average, which reduces delivery time and delivery expense, thereby increasing conversion all else being equal. However we expect average delivery distances to remain at similar levels in the near term, until the IRC network further expands, and then to come down significantly over time.

For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with additional details on our IRCs, please see: investor materials.

Investing for Scalability

As we progress toward selling 2M+ vehicles annually we are focused on further simplifying our customer experiences while simultaneously building a more scalable and efficient business. This means investing in data and technology for greater customer self-service, automating more manual work throughout our supply chain and advocate organizations, and providing better software tools for our advocate teams to help them deliver their amazing service even more efficiently.

Though in its early stages, one notable initiative is integrating technology we acquired from Propel AI, and more broadly improving how we communicate with our customers through the next generation of our communication platform. This includes AI-powered chat that seamlessly interfaces with our advocates to give our customers efficient, high quality, rapid responses to their questions while maintaining the human touch when necessary, and personalized adaptive content including intuitive videos and targeted FAQs that we can put in front of customers before they even ask us a question. Initial deployments of many of these features are being actively tested to randomly selected portions of customers on our website today with encouraging early results.

Additionally, we are beginning to reap the benefits of previous investments in improving customer document verifications and logistics network scheduling. These proprietary systems help us deliver vehicles to customers as quickly as possible while optimizing our utilization of our advocates and logistics assets.

All of these efforts, and many others like them are constantly being developed, deployed, and iterated upon as our team relentlessly focuses on the twin goals of delivering incredible customer experiences and maximizing efficiency.

Management Objectives

As discussed in previous shareholder letters, our management team focuses on delivering an exceptional and unparalleled customer experience while simultaneously growing the business rapidly and achieving our financial objectives. We firmly believe wowing the customer is the core of our model and drives all other metrics. To realize our long-term vision, our three primary financial objectives remain unchanged: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage. We believe continued focus on these goals will lead to a strong long-term financial model.

Below we present our long-term financial model that we introduced at our Analyst Day on November 29, 2018. We believe this is the appropriate frame through which to evaluate our results and progress towards each of our financial objectives.

Objective #1: Grow Retail Units and Revenue

We grew units and revenue significantly again in Q1. Retail units sold increased to 36,766, up 99% from 18,464 in the prior year period. Revenue in Q1 grew to $755.2 million, up 110% from $360.4 million in Q1 2018. Our growth in the first quarter was broad-based, driven by gains across our markets nationwide. The 2019 cohort continued the historical trend of new cohorts ramping faster than previous cohorts.
Buying Cars from Customers

We sourced substantially more cars from our customers in Q1 than in any previous quarter, aided by our first TV advertising campaign that highlights Carvana’s offer of buying cars from customers. We are actively enhancing and developing the customer experience for selling a vehicle to Carvana and believe this remains one of our business’s largest opportunities.

Total vehicles acquired from customers grew by 232% in Q1 2019 vs. Q1 2018, meaning that we bought 40% as many cars from our customers as we sold in the first quarter, up from 24% in Q1 2018 and 36% last quarter. The industry leader in our market buys approximately 100% as many cars as they sell, illustrating the huge potential in this business. Wholesale units sold, which are primarily sourced from customers, increased by 186% to 6,701 in Q1 2019 from 2,342 in Q1 2018. Retail units sold sourced from customers increased to about 14% from about 6% in Q1 2018. This was lower than the 17% in Q4 due to the expected rapid growth in auction-sourced inventory in preparation for Q1 2019.

These powerful results reflect the quality of the customer experience we offer, which to date has resulted in even higher NPS scores than our retail business.

Objective #2: Increase Total Gross Profit Per Unit

We achieved another strong quarter of total GPU growth in Q1, demonstrating additional progress toward our $3,000 midterm goal. Items “including Gift” reflect the impact of the compensation expense related to the 100k Milestone Gift to employees, in accordance with GAAP. Ex-Gift items exclude the compensation expense impact of the 100k Milestone Gift to employees and are non-GAAP metrics.

For Q1 2019:

•Total
◦Total GPU (incl. Gift): $2,408 vs. $1,854 in Q1 2018
◦Total GPU ex-Gift: $2,429 vs. $1,854 in Q1 2018
•Retail
◦Retail GPU (incl. Gift): $1,282 vs. $902 in Q1 2018
◦Retail GPU ex-Gift: $1,302 vs. $902 in Q1 2018
◦Gains in Retail GPU were primarily driven by market conditions, as the prior first quarter was impacted by Hurricane Harvey, incremental shipping revenue, and a reduction in average days to sale to 63 from 70
•Wholesale
◦Wholesale GPU (incl. Gift) was $83 vs. $73 in Q1 2018
◦Wholesale GPU ex-Gift was $83 vs. $73 in Q1 2018
◦Changes in Wholesale GPU were driven by higher wholesale unit volume (+186%) relative to retail units (+99%), partially offset by lower gross profit per wholesale unit sold ($453 incl. Gift and $456 ex-Gift vs. $579 in Q1 2018)
•Other
◦Other GPU was $1,044 vs. $879 in Q1 2018
◦Gains in Other GPU were driven by improvement in loan monetization from our inaugural auto loan securitization. Total finance GPU, including gain on loan sale and interest income net of securitization fees and expenses, was $625 in Q1 compared to $561 in Q1 2018 (see the 101 for more detail). Additional GPU gains were primarily driven by higher attachment of VSC and GAP waiver coverage.

*2019E lines represent high and low end points of annual GPU ex-Gift guidance range.

Objective #3: Demonstrate Operating Leverage

We demonstrated meaningful operating leverage again in Q1 2019 as Net Loss margin incl. Gift levered by 3.7% and EBITDA margin ex-Gift levered by 4.9%, reaching record levels for both metrics. We expect to make additional progress toward our long-term SG&A goals over the remainder of 2019.

For Q1 2019:

•Total SG&A levered by 2.5% incl. Gift and 2.8% ex-Gift, primarily reflecting increased cohort advertising leverage and benefits from scale
•Compensation and benefits levered by 0.2% incl. Gift and 0.5% ex-Gift, primarily reflecting benefits from scale
•Advertising levered by 1.7%, reflecting leverage in existing markets, shifting mix towards older markets, and benefits of lower initial CACs in the 2019 cohort
•Logistics and market occupancy levered by 0.2%, reflecting improving efficiency and volumes through our fulfillment network
•Other SG&A levered by 0.4%, primarily reflecting benefits from scale

For the full year 2019, we expect to significantly improve our EBITDA margin ex-Gift as the underlying leverage in our cohorts continues to become more visible at the corporate level.

*2019E lines represent high and low end points of annual EBITDA Margin ex-Gift guidance range.

Summary

We had a tremendous first quarter in just about every aspect of the business. Even more importantly, and a little less apparent in the numbers, is how well the business is currently running. Across Carvana, we have more high quality initiatives underway that are making real, tangible progress, run by passionate leaders and highly motivated teams than ever before. Our growth continues to make clear the size of our opportunity, the speed of customer preference migration in our direction, the quality of our execution, and the large and growing difference in experience quality that we offer relative to anything else available. We are also still very early in the game. Over the last 3 years, we have taken our unaided awareness in our oldest market of Atlanta from 2% to 7% suggesting both meaningful progress and significant head room. Our eyes are firmly fixed on our goals of selling 2M+ cars per year and of being the most profitable automotive retailer, and we are systematically marching towards those goals.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix

Conference Call Details

Carvana will host a conference call today, May 8, 2019, at 5:30 p.m. EDT (2:30 p.m. PDT) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until May 15, 2019, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10130283#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2018 and our Quarterly Report on Form 10-Q for Q1 2019.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$85,321	$78,861
Restricted cash	21,734	9,848
Accounts receivable, net	38,179	33,120
Finance receivables held for sale, net	151,186	105,200
Vehicle inventory	525,694	412,243
Beneficial interests in securitizations	19,531	—
Other current assets	35,141	23,582
Total current assets	876,786	662,854
Property and equipment, net	353,486	296,839
Operating lease right-of-use assets, including $42,779 and $0, respectively from leases with related parties	77,754	—
Intangible assets, net	8,496	8,869
Goodwill	9,353	9,353
Other assets, including $2,492 and $1,895, respectively, due from related parties	12,526	13,098
Total assets	$1,338,401	$991,013
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$165,024	$117,524
Accounts payable due to related party	5,739	3,891
Floor plan facility	434,777	196,963
Current portion of other long-term debt	15,331	11,133
Other current liabilities, including $4,519 and $0, respectively from leases with related parties	9,159	—
Total current liabilities	630,030	329,511
Senior unsecured notes (1)	343,251	342,869
Other long-term debt, excluding current portion	135,788	82,480
Operating lease liabilities, including $41,030 and $0, respectively from leases with related parties, excluding current portion	74,641	—
Other liabilities	1,844	8,725
Total liabilities	1,185,554	763,585
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 43,243 and 41,208 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	43	41
Class B common stock, $0.001 par value - 125,000 shares authorized; 102,352 and 104,336 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	102	104
Additional paid-in capital	157,830	147,916
Accumulated deficit	(103,202)	(74,653)
Total stockholders' equity attributable to Carvana Co.	54,773	73,408
Non-controlling interests	98,074	154,020
Total stockholders' equity	152,847	227,428
Total liabilities & stockholders' equity	$1,338,401	$991,013
(1) As of both March 31, 2019 and December 31, 2018, a related party held $15.0 million of the senior unsecured notes.

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Sales and operating revenues:
Used vehicle sales, net	$683,829	$334,056
Wholesale vehicle sales	33,030	10,133
Other sales and revenues, including $10,573 and $4,111, respectively, from related parties	38,375	16,233
Net sales and operating revenues	755,234	360,422
Cost of sales, including $1,273 and $1,047, respectively, to related parties	666,702	326,188
Gross profit	88,532	34,234
Selling, general and administrative expenses, including $2,735 and $1,819, respectively, to related parties	155,241	83,186
Interest expense, including $333 and $0, respectively, to related parties	15,648	3,541
Other expense, net	239	179
Net loss before income taxes	(82,596)	(52,672)
Income tax provision	—	—
Net loss	(82,596)	(52,672)
Net loss attributable to non-controlling interests	(54,047)	(45,629)
Net loss attributable to Carvana Co.	(28,549)	(7,043)
Dividends on Class A convertible preferred stock	—	(1,345)
Accretion of beneficial conversion feature on Class A convertible preferred stock	—	(1,380)
Net loss attributable to Class A common stockholders	$(28,549)	$(9,768)
Net loss per share of Class A common stock, basic and diluted	$(0.69)	$(0.53)
Weighted-average shares of Class A common stock, basic and diluted (1)	41,352	18,346
(1) Weighted-average shares of Class A common stock outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(82,596)	$(52,672)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	7,943	4,605
Loss on disposal of property and equipment	49	103
Provision for bad debt and valuation allowance	1,385	597
Gain on loan sales	(19,200)	(9,891)
Equity-based compensation expense	7,711	1,510
Amortization and write-off of debt issuance costs	979	323
Originations of finance receivables	(532,066)	(228,595)
Principal payments received on finance receivables held for sale	11,227	—
Proceeds from sale of finance receivables, net	601,557	220,357
Purchase of finance receivables	(127,710)	—
Changes in assets and liabilities:
Accounts receivable	(5,435)	(6,969)
Vehicle inventory	(112,536)	(72,030)
Other current assets	(13,111)	(2,998)
Other assets	238	297
Operating lease right-of-use assets	(1,262)	—
Accounts payable and accrued liabilities	46,784	12,957
Accounts payable to related party	1,848	800
Operating lease liabilities	68	—
Other liabilities	(382)	157
Net cash used in operating activities	(214,509)	(131,449)
Cash Flows from Investing Activities:
Purchases of property and equipment, including $4,257 and $0 from related parties	(43,199)	(28,011)
Net cash used in investing activities	(43,199)	(28,011)
Cash Flows from Financing Activities:
Proceeds from floor plan facility	807,890	393,119
Payments on floor plan facility	(570,076)	(293,378)
Proceeds from long-term debt	41,817	15,608
Payments on long-term debt	(3,003)	(1,309)
Payments of debt issuance costs	(567)	(141)
Proceeds from exercise of stock options	426	63
Tax withholdings related to restricted stock awards	(433)	(160)
Dividends paid	—	(1,528)
Net proceeds from issuance of Class A Convertible Preferred Stock	—	(12)
Net cash provided by financing activities	276,054	112,262
Net increase (decrease) in cash, cash equivalents and restricted cash	18,346	(47,198)
Cash, cash equivalents and restricted cash at beginning of period	88,709	187,123
Cash, cash equivalents and restricted cash at end of period	$107,055	$139,925

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Net Loss and Adjusted Net Loss per Share

Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. We believe that by assuming the full exchange of all outstanding LLC Units and excluding the expense associated with the 100k Milestone Gift for the reasons described above, adjusted net loss and adjusted net loss per share supplement GAAP measures and enable us and our investors to more effectively evaluate our performance period-over-period and relative to our competitors that have different organizational and tax structures because the assumption eliminates the effect of any changes in net income attributable to Carvana Co. driven by increases in our ownership of Carvana Group, LLC as well as the expense associated with the 100k Milestone Gift, which are unrelated to our operating performance. A reconciliation of adjusted net loss to net loss attributable to Carvana Co., the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows (in thousands, except per share amounts):

	Three Months Ended March 31,
	2019	2018
Numerator:
Net loss attributable to Carvana Co.	$(28,549)	$(7,043)
Net loss attributable to non-controlling interests	(54,047)	(45,629)
Dividends on Class A convertible preferred stock	—	(1,345)
Accretion of beneficial conversion feature on Class A convertible preferred stock	—	(1,380)
100k Milestone Gift	2,974	—
Adjusted net loss attributable to Carvana Co. Class A common stock	$(79,622)	$(55,397)

Denominator:
Weighted-average shares of Class A common stock outstanding(1)	41,352	18,346
Adjustments:
Weighted-average assumed exchange of LLC Units for shares of Class A common stock	108,974	118,858
Adjusted shares of Class A common stock outstanding	150,326	137,204
Adjusted net loss per share	$(0.53)	$(0.40)
(1) Excludes approximately 0.7 million nonvested restricted stock awards and units and 1.3 million vested and nonvested stock options outstanding at March 31, 2019, because they were determined to be anti-dilutive. Excludes approximately 0.4 million nonvested restricted stock awards and units and 0.8 million vested and nonvested stock options outstanding at March 31, 2018, because they were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Gross Profit ex-Gift and Gross Profit per Unit ex-Gift

Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to gross profit, as determined by GAAP. Gross Profit ex-Gift is defined as gross profit before compensation expense related to the 100k Milestone Gift included in cost of sales. Gross Profit per Unit ex-Gift is Gross Profit ex-Gift divided by units sold. We use Gross Profit ex-Gift to measure the operating performance of our business and Gross Profit per Unit ex-Gift to measure our operating performance relative to our units sold. We believe that Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are useful measures to us and to our investors because they exclude the expense associated with the 100k Milestone Gift recognized in cost of sales. We expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to the Company, and therefore we expect the impact on shares outstanding to be zero. We believe that excluding it enables us to more effectively evaluate our performance period-over-period and relative to our competitors. For all periods prior to the three months ended September 30, 2018, gross profit ex-Gift equals gross profit. A reconciliation of the Gross Profit ex-Gift amounts to each corresponding gross profit amount, which are the most directly comparable GAAP measures and include expenses attributable to the 100k Milestone Gift, and calculations of each Gross Profit per Unit ex-Gift amount are as follows (dollars in thousands, except per unit amounts):

	Three Months Ended March 31, 2019
	GAAP	Less: Gift	ex-Gift	Gross Profit per Unit ex-Gift

Used vehicle unit sales	36,766
Wholesale vehicle unit sales	6,701

Sales and operating revenues:
Used vehicle sales, net	$683,829	$—	$683,829
Wholesale vehicle sales	33,030	—	33,030
Other sales and revenues, including $10,573 from related parties	38,375	—	38,375
Net sales and operating revenues	755,234	—	755,234
Cost of sales, including $1,273 to related parties	666,702	(786)	665,916
Used vehicle gross profit (1)	47,122	(764)	47,886	$1,302
Wholesale vehicle gross profit (2)	3,035	(22)	3,057	$456
Other gross profit (1)	38,375	—	38,375	$1,044
Total gross profit (1)	88,532	(786)	89,318	$2,429
Selling, general and administrative expenses, including $2,735 to related parties	155,241	2,188	153,053
Interest expense, including $333 to related parties	15,648	—	15,648
Other expense, net	239	—	239
Net loss before income taxes	(82,596)	(2,974)	(79,622)
Income tax provision	—	—	—
Net loss	$(82,596)	$(2,974)	$(79,622)

(1) Used vehicle, other and total gross profit per unit amounts are per used vehicle sold.
(2) Wholesale vehicle gross profit per unit amounts are per wholesale vehicle sold.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

	Year Ended December 31, 2018
	GAAP	Less: Gift	ex-Gift	Gross Profit per Unit ex-Gift

Used vehicle unit sales	94,108
Wholesale vehicle unit sales	15,125

Sales and operating revenues:
Used vehicle sales, net	$1,785,045	$—	$1,785,045
Wholesale vehicle sales	73,584	—	73,584
Other sales and revenues, including $25,572 from related parties	96,838	—	96,838
Net sales and operating revenues	1,955,467	—	1,955,467
Cost of sales	1,758,758	(4,003)	1,762,761
Used vehicle gross profit (1)	94,319	(3,870)	98,189	$1,043
Wholesale vehicle gross profit (2)	5,552	(133)	5,685	$376
Other gross profit (1)	96,838	—	96,838	$1,029
Total gross profit (1)	196,709	(4,003)	200,712	$2,133
Selling, general and administrative expenses	425,258	7,818	417,440
Interest expense, including $370 to related parties	25,018	—	25,018
Other expense, net	1,178	—	1,178
Net loss before income taxes	(254,745)	(11,821)	(242,924)
Income tax provision	—	—	—
Net loss	$(254,745)	$(11,821)	$(242,924)

(1) Used vehicle, other and total gross profit per unit amounts are per used vehicle sold.
(2) Wholesale vehicle gross profit per unit amounts are per wholesale vehicle sold.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

EBITDA ex-Gift and EBITDA Margin ex-Gift

EBITDA ex-Gift and EBITDA Margin ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA ex-Gift is defined as net loss before interest expense, income tax expense, depreciation and amortization expense, and the expense related to the 100k Milestone Gift. EBITDA Margin ex-Gift is EBITDA ex-Gift as a percentage of total revenues. We use EBITDA ex-Gift to measure the operating performance of our business and EBITDA Margin ex-Gift to measure our operating performance relative to our total revenues. We believe that EBITDA ex-Gift and EBITDA Margin ex-Gift are useful measures to us and to our investors because they exclude certain financial and capital structure items and the expense associated with the 100k Milestone Gift, that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. In particular, we expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to the Company, therefore we expect the impact on shares outstanding to be zero. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA ex-Gift and EBITDA Margin ex-Gift may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA ex-Gift to net loss (which includes Gift expense), the most directly comparable GAAP measure, and calculation of EBITDA Margin ex-Gift is as follows (dollars in thousands):

	Three Months Ended
	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019
Net loss	$(52,672)	$(51,250)	$(64,419)	$(86,404)	$(82,596)
Depreciation and amortization expense	4,605	5,257	6,439	7,238	7,943
Interest expense	3,541	4,165	5,649	11,663	15,648
100k Milestone Gift	—	—	7,761	4,060	2,974
EBITDA ex-Gift	$(44,526)	$(41,828)	$(44,570)	$(63,443)	$(56,031)

Total revenues	$360,422	$475,286	$534,921	$584,838	$755,234
Net Loss Margin	(14.6)%	(10.8)%	(12.0)%	(14.8)%	(10.9)%
EBITDA Margin ex-Gift	(12.4)%	(8.8)%	(8.3)%	(10.8)%	(7.4)%

	Years Ended December 31,
	2014	2015	2016	2017	2018
Net loss	$(15,238)	$(36,780)	$(93,112)	$(164,316)	$(254,745)
Depreciation and amortization expense	1,705	2,800	4,658	11,568	23,539
Interest expense	108	1,412	3,587	7,659	25,018
100k Milestone Gift	—	—	—	—	11,821
EBITDA ex-Gift	$(13,425)	$(32,568)	$(84,867)	$(145,089)	$(194,367)

Total revenues	$41,679	$130,392	$365,148	$858,870	$1,955,467
Net Loss Margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%
EBITDA Margin ex-Gift	(32.2)%	(25.0)%	(23.2)%	(16.9)%	(9.9)%

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2019	2018	Change
	(dollars in thousands, except per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$683,829	$334,056	104.7%
Wholesale vehicle sales	33,030	10,133	226.0%
Other sales and revenues (1)	38,375	16,233	136.4%
Total net sales and operating revenues	$755,234	$360,422	109.5%
Gross profit (incl. Gift):
Used vehicle gross profit	$47,122	$16,646	183.1%
Wholesale vehicle gross profit	3,035	1,355	124.0%
Other gross profit (1)	38,375	16,233	136.4%
Total gross profit	$88,532	$34,234	158.6%
Gross profit ex-Gift:(3)
Used vehicle gross profit ex-Gift	$47,886	$16,646	187.7%
Wholesale vehicle gross profit ex-Gift	3,057	1,355	125.6%
Other gross profit(1)	38,375	16,233	136.4%
Total gross profit ex-Gift	$89,318	$34,234	160.9%
Market information:
Markets, beginning of period	85	44	93.2%
Market launches	24	12	100.0%
Markets, end of period	109	56	94.6%
Unit sales information:
Used vehicle unit sales	36,766	18,464	99.1%
Wholesale vehicle unit sales	6,701	2,342	186.1%
Per unit selling prices:
Used vehicles	$18,599	$18,092	2.8%
Wholesale vehicles	$4,929	$4,327	13.9%
Per unit gross profit (incl. Gift):(2)
Used vehicle gross profit	$1,282	$902	42.1%
Wholesale vehicle gross profit	$453	$579	(21.8)%
Other gross profit	$1,044	$879	18.8%
Total gross profit	$2,408	$1,854	29.9%
Per unit gross profit ex-Gift:(2)(3)
Used vehicle gross profit ex-Gift	$1,302	$902	44.3%
Wholesale vehicle gross profit ex-Gift	$456	$579	(21.2)%
Other gross profit	$1,044	$879	18.8%
Total gross profit ex-Gift	$2,429	$1,854	31.0%
(1)   Includes $10,573 and $4,111 for the three months ended March 31, 2019 and 2018, respectively of other sales and revenues from related parties.
(2)   All gross profit per unit amounts are per used vehicle sold, except wholesale vehicle gross profit, which is per wholesale vehicle sold.
(3)   Ex-Gift amounts exclude the expense related to the 100k Milestone Gift. See "Reconciliation of GAAP to Non-GAAP Financial Measures" for a reconciliation to the most directly comparable GAAP-based measure, when applicable.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019

Compensation and benefits (1)	$24,987	$29,251	$34,411	$43,065	$48,804
100k Milestone Gift	—	—	6,760	1,058	2,188
Advertising expense	25,009	26,782	27,467	31,971	39,522
Market occupancy costs (2)	2,510	2,618	3,110	3,859	4,370
Logistics (3)	6,318	7,826	9,913	11,140	12,249
Other costs (4)	24,362	29,175	34,107	39,559	48,108
Total	$83,186	$95,652	$115,768	$130,652	$155,241

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets, and those related to the 100k Milestone Gift.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet and third party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty and title and registration.

Liquidity Resources
(Unaudited)

	March 31, 2019	December 31, 2018
Cash and cash equivalents	$85,321	$78,861
Availability under Floor Plan Facility (1)	181,762	253,601
Availability under sale-leaseback agreements (2)(3)	75,248	77,359
Total liquidity resources available	$342,331	$409,821
(1) Based on pledging all eligible vehicles.
(2) Under the Master Sale-Leaseback Agreement with VMRE, the total sales price of properties the Company has sold and is leasing back at any point in time is limited to $75.0 million. We are also party to other sale-leaseback arrangements.
(3) We had $112.1 million and $132.4 million of total unpledged gross real estate assets as of March 31, 2019 and December 31, 2018, respectively.
In addition, we had $19.5 million and $0.0 million of total unpledged beneficial interests in securitizations as of March 31, 2019 and December 31, 2018, respectively.